Exhibit 5.1

September 25, 2015

114211-6

Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, CA 94804

Ladies and Gentlemen:

We have acted as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the  preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 11,590,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”).

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

The opinion expressed below is limited to the general corporate law of the state of Nevada, the applicable provisions of the Nevada Constitution, and reported judicial decisions interpreting these laws.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the Plan, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

Nutter, McClennen & Fish, LLP

EMA/MLB/MKK

Nutter McClennen & Fish LLP ■ Attorneys at Law

Seaport West  ■  155 Seaport Blvd.  ■  Boston, MA 02210-2604  ■  617-439-2000  ■  Fax: 617-310-9000  ■  www.nutter.com